Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	July 27, 2021		Chief Financial Officer
ENCORE WIRE REPORTS RECORD SECOND QUARTER RESULTS; INCREASED VOLUMES;
ANNOUNCES ACCELERATED CAPITAL EXPENDITURE PLAN
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2021.
Second Quarter and YTD 2021 Highlights
•Second Quarter Earnings per diluted share of $8.82; YTD Earnings per diluted share of $10.81
•Second Quarter Net income of $183.1 million; YTD Net income of $224.2 million
•Copper volumes sold increased 33.4% over second quarter of 2020
•Cash on hand of $157.9 million as of June 30, 2021
•Current Ratio of 4.62 as of June 30, 2021
•No long-term debt and revolving credit line paid down to zero
Net sales for the second quarter ended June 30, 2021 were $744.4 million compared to $253.6 million for the second quarter of 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 33.4% in the second quarter of 2021 versus the second quarter of 2020.
Gross profit percentage for the second quarter of 2021 was 37.3% compared to 14.4% in the second quarter of 2020. The average selling price of wire per copper pound sold increased 129.6% in the second quarter of 2021 versus the second quarter of 2020, while the average cost of copper per pound purchased increased 73.5%. Net income for the second quarter of 2021 was $183.1 million versus $12.3 million in the second quarter of 2020. Fully diluted net earnings per common share were $8.82 in the second quarter of 2021 versus $0.60 in the second quarter of 2020.
Net sales for the six months ended June 30, 2021 were $1.189 billion compared to $556.4 million for the six months ended June 30, 2020. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 16.2% in the six months ended June 30, 2021 versus the six months ended June 30, 2020
Gross profit percentage for the six months ended June 30, 2021 was 30.4% compared to 14.8% for the six months ended June 30, 2020. The average selling price of wire per copper pound sold increased 89.2% in the six months ended June 30, 2021 versus the six months ended June 30, 2020, while the average cost of copper per pound purchased increased 60.5% for the same period comparison. Net income for the six months ended June 30, 2021 was $224.2 million versus $31.0 million in the six months ended June 30, 2020. Fully diluted net earnings per common share were $10.81 in the six months ended June 30, 2021 versus $1.50 in the six months ended June 30, 2020.
On a sequential quarter comparison, net sales for the second quarter of 2021 were $744.4 million versus $444.1 million during the first quarter of 2021. Sales dollars increased due to a 47.7% increase in the average selling price per pound of copper wire sold, combined with a 15.1% unit volume increase of copper building wire sold on a sequential quarter comparison.
Gross profit percentage for the second quarter of 2021 was 37.3% compared to 19.0% in the first quarter of 2021. Copper wire sales prices increased 47.7%, while the price of copper purchased increased 13.2% in the second quarter of 2021 compared to the first quarter of 2021. Net income for the second quarter of 2021 was $183.1 million versus $41.2 million in the first quarter of 2021. Fully diluted net income per common share was $8.82 in the second quarter of 2021 versus $1.99 in the first quarter of 2021.
Aluminum wire represented 6.1% and 6.6%, respectively, of our net sales in the quarter and six months ended June 30, 2021.

Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The unprecedented results in the second quarter ended June 30, 2021 are grounded in the rich history and core values of the Company. Unbeatable customer service, nimble operations and quick deliveries coast to coast. Our one-location, vertically-integrated business model, strong management team, and deep raw material supplier relationships allowed us to remain fully operational, while maintaining our high standard for fill rates to meet surging demand in the current environment. By continuing to meet this value premise to our customers, we were able to increase copper volumes sold over the first quarter of 2021. We believe we can sustain this volume growth, compared to prior period levels, for the remainder of 2021.
Copper unit volumes increased 33.4% on a comparative quarter basis and 15.1% on a sequential quarter basis. Comex copper prices experienced upward volatility throughout the second quarter, peaking in May before pulling back slightly to end the quarter. This upward volatility had a positive impact on spreads. Copper spreads increased 234.0% on a comparative quarter basis and 109.2% on a sequential quarter basis.
We believe Encore Wire remains well positioned to capture additional market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $157.9 million in cash at the end of the quarter. We also declared a $0.02 cash dividend during the quarter.
Our two-phased expansion plan announced last year remains on schedule. The new service center opened seamlessly in mid-May and is fully operational today. Phase two, which is focused on repurposing our now vacated distribution center to expand manufacturing capacity and extend our market reach, is on schedule for an early 2022 opening.
We have been under construction since inception and we continue to grow today. The outstanding financial results through June 30th have fortified our already strong balance sheet and will continue to bolster cash reserves. Current market conditions have afforded us the opportunity to accelerate our capital expenditure plans and incrementally invest across our campus. We believe these investments will broaden our position as a low-cost manufacturer in the sector and further increase manufacturing capacity to accelerate growth. The incremental spending in 2021 through 2023 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency. Capital expenditures are now expected to range from $150 - $170 million in 2021, $140 - $160 million in 2022, and $60 - $80 million in 2023. We expect to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the nimbleness to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19 may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.
The Company will host a conference call to discuss the second quarter results on Wednesday, July 28, 2021, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-993-8735, and the confirmation number is 50192034. In order to be put through to the call, you will be required to give the call screener your full name and your company name. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2020 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2021	2020	2021	2020
Net Income	$183,053	$12,347	$224,242	$30,955
Income Tax Expense	53,187	3,664	65,376	9,424
Interest Expense	102	60	185	119
Depreciation and Amortization	5,677	4,750	10,977	9,321
EBITDA	$242,019	$20,821	$300,780	$49,819

Encore Wire Corporation
Balance Sheets
(In Thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$157,872	$183,123
Accounts Receivables, net	574,191	275,781
Inventories, net	87,920	92,322
Prepaid Expenses and Other	3,342	3,907
Total Current Assets	823,325	555,133
Property, Plant and Equipment, net	450,943	410,768
Other Assets	636	553
Total Assets	$1,274,904	$966,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade Accounts Payable	$77,458	$56,726
Accrued Liabilities and Other	100,633	36,866
Total Current Liabilities	178,091	93,592
Long-Term Liabilities
Deferred Income Taxes and Other	33,188	35,133
Total Long-Term Liabilities	33,188	35,133
Total Liabilities	211,279	128,725
Stockholders’ Equity
Common Stock	271	270
Additional Paid-in Capital	70,366	67,885
Treasury Stock, at cost	(111,718)	(111,718)
Retained Earnings	1,104,706	881,292
Total Stockholders’ Equity	1,063,625	837,729
Total Liabilities and Stockholders’ Equity	$1,274,904	$966,454

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	(Unaudited)				(Unaudited)

Net Sales	$744,408	100.0%	$253,631	100.0%	$1,188,548	100.0%	$556,425	100.0%
Cost of Goods Sold	467,066	62.7%	217,132	85.6%	826,702	69.6%	474,153	85.2%
Gross Profit	277,342	37.3%	36,499	14.4%	361,846	30.4%	82,272	14.8%

Selling, General and Administrative Expenses	41,140	5.5%	20,755	8.2%	72,292	6.1%	43,044	7.7%
Operating Income	236,202	31.7%	15,744	6.2%	289,554	24.4%	39,228	7.1%

Net Interest & Other Income	38	—%	267	0.1%	64	—%	1,151	0.2%
Income before Income Taxes	236,240	31.7%	16,011	6.3%	289,618	24.4%	40,379	7.3%

Provision for Income Taxes	53,187	7.1%	3,664	1.4%	65,376	5.5%	9,424	1.7%
Net Income	$183,053	24.6%	$12,347	4.9%	$224,242	18.9%	$30,955	5.6%

Basic Earnings Per Share	$8.89		$0.60		$10.90		$1.50
Diluted Earnings Per Share	$8.82		$0.60		$10.81		$1.50
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,581		20,496		20,574		20,646
Diluted	20,763		20,537		20,741		20,696
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04